     As filed with the Securities and Exchange Commission on May 23, 1997
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             -------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             -------------------

   PECO Energy Company                       PECO Energy Capital, L.P.                            PECO Energy Capital Trust II
 (Exact name of registrant          (Exact name of registrant as specified in                (Exact name of registrant as specified
as specified in its charter)         its Certificate of Limited Partnership)                      in its Certificate of Trust)
        Pennsylvania                               Delaware                                                Delaware
                            (State or other jurisdiction of incorporation or organization)
           4931                                      6799                                                   6799
                            (Primary Standard Industrial Classification Code Number)
        23-0970240                                51-0355322                                         (to be applied for)
                                        (I.R.S. Employer Identification No.)

      P.O. Box 8699,                     1013 Centre Road, Suite 350F                            c/o First Union Trust Company,
   2301 Market Street                         Wilmington, DE 19805                                    National Association
Philadelphia, PA 19101                          (302) 998-0592                                          One Rodney Square
    (215) 841-4000                                                                                  920 King Street, 1st Floor
                                                                                                        Wilmington, DE 19801
                                                                                                          (302) 888-7500

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                J. B. MITCHELL
                    Vice President - Finance and Treasurer
                       P.O. Box 8699, 2301 Market Street
                            Philadelphia, PA 19101
                                (215) 841-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

                             JAMES W. DURHAM, ESQ.
                   Senior Vice President and General Counsel
           P.O. Box 8699, 2301 Market Street, Philadelphia, PA 19101
                                with copies to:

              ROBERT C. GERLACH, ESQ.          ROBERT M. JONES, JR., ESQ.
         Ballard Spahr Andrews & Ingersoll     Drinker Biddle & Reath LLP
          1735 Market Street, 51st Floor         1345 Chestnut Street
       Philadelphia, PA 19103-7599             Philadelphia, PA 19107-3496


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                 -----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             -------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                                                     Proposed
                                                                     Proposed         Maximum
                                                                     Maximum         Aggregate      Amount of
           Title of Each Class of                Amount to be     Offering Price     Offering      Registration
         Securities to be Registered             Registered(1)    Per Unit(2)(3)    Price(2)(3)      Fee(4)
Trust Receipts issued by PECO Energy Capital
 Trust II representing PECO Energy Capital,
L.P.
  % Cumulative Monthly Income Preferred
 Securities, Series C  ........................      $                      %        $                  $
PECO Energy Capital, L.P.  % Cumulative
 Monthly Income Preferred Securities, Series C       $                      %        $                  $
PECO Energy Company Guarantee with respect to
 PECO Energy Capital, L.P.  % Cumulative
 Monthly Income Preferred Securities, Series         $                      %        $                  $
C(5) .
PECO Energy Company,  % Deferrable Interest
 Subordinated Debentures, Series C ............      $                      %        $                  $
Total   .......................................      $50,000,000         100%        $50,000,000        $15,152

--------------------------------------------------------------------------------

(1) There are being registered hereunder a presently indeterminate number of
    Trust Receipts, each representing a   % Cumulative Monthly Income Preferred
    Security, Series C of PECO Energy Capital, L.P., with an aggregate initial
    offering price not to exceed $50,000,000 and related Guarantee and   %
    Deferrable Interest Subordinated Debentures, Series C of PECO Energy Company for which no separate consideration will be received.

(2) Estimated solely for the purpose of determining the registration fee.

(3) Exclusive of accrued interest and dividends, if any.

(4) Pursuant to Rule 457(n) and (o), the registration fee is calculated on the basis of the proposed maximum offering price of the Trust Receipts.

(5) Includes the rights of holders of the Series C Preferred Securities under the Guarantee and certain backup undertakings related thereto as described in the Registration Statement.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY ___, 1997

PROSPECTUS

                         PECO ENERGY CAPITAL TRUST II

                      Trust Receipts each representing a
              ____% Cumulative Monthly Income Preferred Security,
                     Series C of PECO Energy Capital, L.P.
          (stated liquidation preference $25 per Preferred Security)
              guaranteed to the extent PECO Energy Capital, L.P.
                       has funds as set forth herein by

                              PECO ENERGY COMPANY

The Trust Receipts (the "Preferred Trust Receipts") offered hereby by PECO Energy Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Trust") each represent a ____% Cumulative Monthly Income Preferred Security, Series C (a "Series C Preferred Security") of PECO Energy Capital, L.P., a limited partnership formed under the laws of the State of Delaware ("PECO Energy Capital"). The Trust will use the
                                                       (continued on next page)

     See "Risk Factors" commencing on page 5 for certain information relevant to an investment in the Preferred Trust Receipts, including the period during which and circumstances under which Distributions on the Preferred Trust Receipts may be deferred and the related federal income tax consequences.

     Application has been made to list the Preferred Trust Receipts on the New York Stock Exchange. If approved for listing, trading of the Preferred Trust Receipts is expected to commence within a 30-day period after the initial delivery thereof.

                          -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                          -------------------------

                                      Initial Public     Underwriting       Proceeds to
                                      Offering Price     Commission(1)     the Trust(2)(3)
                                      ----------------   ---------------   ----------------
Per Preferred Trust Receipt  ......         $25.00           (2)                 $25.00
Total   ...........................         $                (2)                 $

------------
(1) PECO Energy and PECO Energy Capital have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Under the Underwriting Agreement, PECO Energy will pay to the Underwriters $__________ per Preferred Trust Receipt (or $__________ in the aggregate); provided, that such compensation will be $0.50 per Preferred Trust Receipt sold to certain institutions. See "Underwriting."

(3) Expenses of the offering, which are payable by PECO Energy, are estimated to be $410,000.

                          -------------------------

     The Preferred Trust Receipts offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Trust Receipts will be made in book-entry-only form through the facilities of The Depository Trust Company on or about _________, 1997.

Smith Barney Inc.                  Lehman Brothers

                          -------------------------

                 The date of this Prospectus is _______, 1997.

(continued from previous page)

proceeds from the sale of its Preferred Trust Receipts to purchase the Series C Preferred Securities, which will be the sole assets of the Trust. PECO Energy Capital will lend the proceeds from the sale of its Series C Preferred Securities, plus the capital contribution made by PECO Energy Capital Corp., a Delaware corporation and the sole general partner of PECO Energy Capital (the "General Partner"), to PECO Energy Company, a Pennsylvania corporation ("PECO Energy"), which loan will be evidenced by PECO Energy's ____% Deferrable Interest Subordinated Debentures, Series C, due 2037 (the "Series C Subordinated Debentures").

     Whenever the Trust receives any cash distribution representing a monthly distribution on the Series C Preferred Securities (whether or not distributed by PECO Energy Capital on the regular monthly distribution date therefor) or payment under the Payment and Guarantee Agreement (the "Series C Guarantee") issued by PECO Energy for the benefit of the holders of the Series C Preferred Securities (collectively, "Distributions"), the Trust will distribute such amounts to the holders of the Preferred Trust Receipts in proportion to their respective number of Series C Preferred Securities represented by such Preferred Trust Receipts. Under the Indenture dated as of July 1, 1994 between PECO Energy and First Union National Bank, as successor trustee (as supplemented, the "Indenture"), PECO Energy has the right at any time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for all Deferrable Interest Subordinated Debentures issued thereunder ("Subordinated Debentures") for up to 60 consecutive months (an "Extension Period"). During any Extension Period, no Distributions will be made on the Series C Preferred Securities represented by the Preferred Trust Receipts. See "Description of the Series C Subordinated Debentures and the Indenture--Option to Extend Interest Payment Period."

     PECO Energy has, through the Series C Guarantee, the Amended and Restated Trust Agreement relating to the Trust (the "Trust Agreement"), the Indenture and the Series C Subordinated Debentures, taken together, fully, irrevocably and unconditionally guaranteed all of PECO Energy Capital's obligations under the Series C Preferred Securities. Under the Series C Guarantee, PECO Energy guarantees payment of accumulated and unpaid monthly Distributions, amounts payable upon redemption and amounts payable upon liquidation with respect to the Series C Preferred Securities, in each case, only to the extent that PECO Energy Capital has funds on hand legally available therefor and payment does not violate applicable law. If PECO Energy fails to make interest payments on its Series C Subordinated Debentures, PECO Energy Capital will not have sufficient funds to pay Distributions on the Series C Preferred Securities. The Series C Guarantee does not cover payment of Distributions when PECO Energy Capital does not have sufficient funds to pay such Distributions. In such event, the holders of Preferred Trust Receipts representing the Series C Preferred Securities would be required to seek enforcement of PECO Energy Capital's rights against PECO Energy pursuant to the terms of the Indenture as provided under "Description of the Series C Preferred Securities--Voting Rights." The obligations of PECO Energy under the Series C Guarantee are subordinate and junior in right of payment to all general liabilities of PECO Energy and its obligations under the Series C Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of PECO Energy (as defined herein), which aggregated approximately $4.698 billion at March 31, 1997.

     The Preferred Trust Receipts are subject to mandatory redemption upon any redemption of Series C Preferred Securities, which are subject to optional redemption after June ___, 2002 and upon the occurrence of certain tax events, and which are subject to mandatory redemption upon payment at maturity or redemption of the Series C Subordinated Debentures and the occurrence of certain events under the Investment Company Act of 1940, as amended. See "Description of the Series C Preferred Securities--Optional Redemption," "--Mandatory Redemption," and "--Special Event Redemptions."

     In the event of the liquidation of PECO Energy Capital, the Trust will distribute to the holders of Preferred Trust Receipts, after satisfaction of creditors of the Trust as required by law, the amounts received by the Trust from PECO Energy Capital representing the lesser of the Partnership Liquidation Distribution (as defined herein) or the amount of assets of PECO Energy Capital legally available therefor, in either case, in proportion to the respective number of Series C Preferred Securities represented by such Preferred Trust Receipts. Upon any voluntary or involuntary dissolution or winding up of PECO Energy Capital, the holders of Series C Preferred Securities will be entitled to receive out of the assets of PECO Energy Capital, after satisfaction of liabilities to creditors and before distribution of assets is made to holders of its general partner interests, the sum of their $25.00 stated liquidation preference and all accumulated and unpaid Distributions to the date of payment. All assets of PECO Energy Capital remaining after payment of the liquidation distribution to the holders of all Cumulative Monthly Income Preferred Securities of PECO Energy Capital ("Preferred Securities") will be distributed to the general partner of PECO Energy Capital.

     The Preferred Trust Receipts will be represented by global securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Trust Receipts will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Preferred Trust Receipts in certificated form will not be issued in exchange for the global securities. See "Description of the Preferred Trust Receipts--Book-Entry-Only Issuance--The Depository Trust Company."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED TRUST RECEIPTS, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     PECO Energy is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information filed by PECO Energy may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices at Suite 1400, 500 West Madison Street, Chicago, IL 60661-2511 and Suite 1300, 7 World Trade Center, New York, NY 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the SEC through EDGAR. Securities of PECO Energy are listed on the New York and Philadelphia Stock Exchanges, where reports, proxy and information statements and other information concerning PECO Energy may be inspected.

     No separate financial statements of PECO Energy Capital or the Trust have been included herein. PECO Energy does not consider that such financial statements would be material to holders of Preferred Trust Receipts offered hereby because PECO Energy Capital and the Trust are special purpose entities, have no independent operations and are not engaged in, and do not propose to engage in, any activity other than as set forth below. See "PECO Energy Capital" and "The Trust."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC pursuant to Section 13 of the Exchange Act by PECO Energy (File No. 1-1401) are incorporated herein by reference:

   1. PECO Energy's Annual Report on Form 10-K for the year ended December 31, 1996;

   2. PECO Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

   3. PECO Energy's Current Reports on Form 8-K dated January 23, 1997, January 24, 1997, January 30, 1997, February 21, 1997, February 27, 1997, March
      25, 1997, April 1, 1997, April 14, 1997, April 25, 1997, May 8, 1997, May
      12, 1997 and May 22, 1997.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. PECO Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents. Such requests should be directed to PECO Energy Company, Financial Division, S21-1, P.O. Box 8699, Philadelphia, PA 19101, (215) 841-5678.

                                 RISK FACTORS

     Prospective purchasers of Preferred Trust Receipts should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

Subordinate Obligations of Series C Guarantee and Series C Subordinated
   Debentures

     PECO Energy's obligations under the Series C Guarantee are subordinate and junior in right of payment to all general liabilities of PECO Energy and its obligations under the Series C Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of PECO Energy (as defined under "Description of the Series C Subordinated Debentures and the Indenture--Subordination"). At March 31, 1997, the Senior Indebtedness of PECO Energy aggregated approximately $4.698 billion. There are no terms in the Series C Subordinated Debentures or the Series C Guarantee that limit PECO Energy's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series C Subordinated Debentures and the Series C Guarantee. The Series C Guarantee guarantees payment of accumulated and unpaid monthly Distributions, amounts payable on redemption, and amounts payable on liquidation with respect to the Series C Preferred Securities, in each case, however, only to the extent that PECO Energy Capital has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If PECO Energy were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Series C Subordinated Debentures, PECO Energy Capital would lack legally available funds for the payment of Distributions or amounts payable on redemption of the Series C Preferred Securities or upon liquidation of PECO Energy Capital, and in such event, the holders of the Preferred Trust Receipts representing the Series C Preferred Securities would not be able to rely upon the Series C Guarantee for payment of such amounts. Instead, holders of the Preferred Trust Receipts representing the Series C Preferred Securities would be required to seek enforcement of PECO Energy Capital's rights against PECO Energy pursuant to the terms of the Indenture as provided in "Description of the Series C Preferred Securities--Voting Rights." See "Description of the Series C Guarantee--Status of the Series C Guarantee" and "Description of the Series C Subordinated Debentures and the Indenture--Subordination."

Option to Extend Interest Payment Period; Tax Impact of Extension

     PECO Energy has the right under the Indenture to extend the interest payment period on all Subordinated Debentures for up to 60 consecutive months, and, as a consequence, monthly Distributions on the Series C Preferred Securities may be deferred by PECO Energy Capital during any such Extension Period. Distributions in arrears after the monthly payment date therefor will accumulate additional Distributions thereon at the rate per annum of _____% thereof. In the event PECO Energy exercises its right to extend the interest payment period on the Series C Subordinated Debentures, PECO Energy may not declare dividends on any shares of its capital stock during such Extension Period. See "Description of the Series C Subordinated Debentures and the Indenture--Option to Extend Interest Payment Period."

     Should an Extension Period occur, a holder of Preferred Trust Receipts will accrue interest income (as original issue discount) on an economic accrual basis in respect of its pro rata share of the Series C Preferred Securities held by the Trust. As a result, a holder of Preferred Trust Receipts will include such interest in gross income for federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Trust Receipts prior to the record date for the payment of Distributions. See "United States Taxation--Taxability of Distributions."

     PECO Energy has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series C Subordinated Debentures. However, should PECO Energy exercise such right in the future, the market price of the Preferred Trust Receipts is likely to be affected. An owner who disposes of Preferred Trust Receipts during an Extension Period might not receive the same return on investment as an owner who continues to hold Preferred Trust Receipts. In addition, as a result of the mere existence of PECO Energy's right to defer interest payments on the Series C Subordinated Debentures, the market price of the Preferred Trust Receipts may be more volatile than other securities that are not subject to such deferrals.

Special Event Redemptions

     Upon the occurrence and continuation of a Tax Event (as defined in "Description of the Series C Preferred Securities--Special Event Redemptions"), the General Partner has the right to redeem the Series C Preferred

Securities, in whole or in part, and upon the occurrence of an Investment Company Act Event (as defined in "Description of the Series C Preferred Securities--Special Event Redemptions"), the General Partner must redeem the Series C Preferred Securities in whole but not in part, and in either case, cause a mandatory redemption of the Preferred Trust Receipts at a redemption price equal to the liquidation amount plus accumulated and unpaid Distributions, within 90 days following the occurrence of such Tax Event or Investment Company Event. A holder of Series C Preferred Securities will recognize gain or loss upon such a redemption for federal income tax purposes to the extent that the liquidation amount differs from such holder's adjusted tax basis for the Series C Preferred Securities. Any accumulated and unpaid Distributions also will be taxable to the extent that such holder has not already taken such Distributions into account. See "United States Taxation--Disposition of the Preferred Trust Receipts."

Proposed Tax Law Changes

     In late 1995, President Clinton proposed certain tax law changes that would, among other things, generally deny interest deductions to corporate issuers if the debt instrument has a term exceeding 20 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. Because the term of the Series C Subordinated Debentures exceeds 20 years, this proposal, were it to become effective, would prevent PECO Energy from deducting interest on the Series C Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Clinton Administration renewed these proposals as part of its fiscal 1998 budget and would make them effective upon the date of first committee action. The revised proposals as proposed by the Clinton Administration would apply to debt instruments with terms exceeding 15 years. In the opinion of special tax counsel to PECO Energy and PECO Energy Capital, under current law, interest on the Series C Subordinated Debentures is deductible by PECO Energy. There can be no assurance, however, that such proposals, subsequent proposals or final legislation will not affect the ability of PECO Energy to deduct interest on the Series C Subordinated Debentures which in turn could give rise to a Tax Event and, accordingly, the General Partner's optional right to redeem the Series C Preferred Securities, as described under "Description of the Series C Preferred Securities--Special Event Redemptions" and "United States Taxation."

Rights Under the Series C Guarantee

     Under the Series C Guarantee, PECO Energy agrees to pay (i) any accumulated and unpaid Distributions on the Series C Preferred Securities to the extent that PECO Energy Capital has funds on hand legally available therefor, (ii) the redemption price payable with respect to any Series C Preferred Securities called for redemption by PECO Energy Capital to the extent that PECO Energy Capital has funds on hand legally available therefor, and (iii) upon liquidation of PECO Energy Capital, the lesser of (a) the portion of the Partnership Liquidation Distribution (as defined herein) applicable to the Series C Preferred Securities and (b) the amount of assets of PECO Energy Capital legally available for distribution to holders of Series C Preferred Securities in liquidation of PECO Energy Capital. For the purposes hereof "Partnership Liquidation Distribution" shall mean the stated liquidation preference of all Preferred Securities and all accumulated and unpaid Distributions to the date of payment for such series of Preferred Securities. See "Description of the Series C Guarantee--General." If PECO Energy were to default on its obligation to pay amounts payable on the Series C Subordinated Debentures, PECO Energy Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Series C Preferred Securities or upon liquidation of PECO Energy Capital, and, in each such event, holders of Preferred Trust Receipts would not be able to rely upon the Series C Guarantee for payment of such amounts. The holders of Preferred Trust Receipts, together with the holders of Series C Preferred Securities other than the Trust, representing not less than 10% aggregate liquidation preference of the Series C Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Series C Guarantee, including the right to direct the General Partner or the Special Representative (as defined under "Description of the Series C Preferred Securities--Voting Rights"), as the case may be. If the General Partner or Special Representative fails to enforce the Series C Guarantee, any holder of the Preferred Trust Receipts may institute a legal proceeding directly against PECO Energy to enforce its rights under the Series C Guarantee without first instituting a legal proceeding against PECO Energy Capital or any other person or entity. See "Description of the Series C Guarantee--Status of the Series C Guarantee" and "Description of the Series C Subordinated Debentures and the Indenture--Subordination."

Limited Voting Rights

     Holders of Preferred Trust Receipts have limited voting rights and are only entitled to appoint and authorize a Special Representative to enforce PECO Energy Capital's rights against PECO Energy upon the occurrence of the following: (i) PECO Energy Capital fails to pay Distributions in full on the Preferred Securities for 18 consecutive monthly distribution periods, (ii) an Event of Default (as defined in the Indenture) occurs and is continuing, or
(iii) PECO Energy is in default on any of its payment obligations under any Payment and Guarantee Agreement issued by PECO Energy for the benefit of the holders of Preferred Securities (a "Guarantee"). See "Description of the Series C Preferred Securities--Voting Rights."

Trading Characteristics of the Preferred Trust Receipts

     The Preferred Trust Receipts may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the Series C Subordinated Debentures. An owner of Preferred Trust Receipts who disposes of Preferred Trust Receipts between record dates for payments of Distributions will nevertheless be required to include accrued but unpaid interest on the Series C Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis of the Preferred Trust Receipts so disposed. Such owner will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. See "United States Taxation."

                                  PECO ENERGY

     PECO Energy, incorporated in Pennsylvania in 1929, is an operating utility which provides electric and gas service to the public in southeastern Pennsylvania and buys and sells power in the wholesale generation market throughout North America. The total area served by PECO Energy covers 2,107 square miles. Retail electric service is supplied in an area of 1,972 square miles with a population of about 3.6 million, including 1.6 million in the City of Philadelphia. Approximately 94% of the electric service area and 64% of retail kilowatt hour sales are in the suburbs around Philadelphia, and 6% of the service area and 36% of such sales are in the City of Philadelphia. Natural gas service is supplied in a 1,475-square-mile area of southeastern Pennsylvania adjacent to Philadelphia with a population of 1.9 million.

                              PECO ENERGY CAPITAL

     PECO Energy Capital is a limited partnership formed in 1994 under the laws of the State of Delaware. All of its general partner interests are owned by PECO Energy Capital Corp., a wholly owned subsidiary of PECO Energy, as the General Partner. As a limited partnership, all of the business and affairs of PECO Energy Capital are managed by the General Partner. PECO Energy Capital was created solely for the purpose of issuing the Preferred Securities and lending the proceeds thereof to PECO Energy, and entering into similar financing arrangements. Such loans are evidenced by the Subordinated Debentures issued by PECO Energy in series under the Indenture. The Subordinated Debentures are the only assets of PECO Energy Capital and the only revenues of PECO Energy Capital are interest on the Subordinated Debentures. The General Partner pays all of PECO Energy Capital's operating expenses and has general liability for all of PECO Energy Capital's obligations.

                                   THE TRUST

     PECO Energy Capital Trust II is a statutory business trust recently created under the laws of the State of Delaware. The Trust exists for the sole purpose of issuing the Preferred Trust Receipts representing the Series C Preferred Securities held by the Trust and performing functions directly related thereto. The Series C Preferred Securities are the only assets of the Trust. All expenses and liabilities of the Trust will be paid by the General Partner, provided that if the trustee of the Trust (the "Trustee") incurs fees, charges or expenses for which it is not otherwise liable under the Trust Agreement at the election of a holder of Preferred Trust Receipts or other person, such holder or other person will be liable for such fees, charges and expenses.

                                COVERAGE RATIOS

     PECO Energy's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                                                      Three Months
                                                         ended
             Years ended December 31,                  March 31,
--------------------------------------------------   --------------
   1992          1993     1994     1995     1996     1996     1997
--------------   ------   ------   ------   ------   ------   -----
   2.43          3.15     2.66     3.41     3.29     3.59     3.24


     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of PECO Energy. Fixed charges consist of interest on funded indebtedness, other interest, amortization of net gain on reacquired debt and net discount on debt and the interest portion of all rentals charged to income.

     PECO Energy's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:

                                                      Three Months
                                                         ended
             Years ended December 31,                  March 31,
--------------------------------------------------   --------------
   1992          1993     1994     1995     1996     1996     1997
--------------   ------   ------   ------   ------   ------   -----
   2.06          2.67     2.32     3.12     3.04     3.33     2.97


     The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pretax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and taxes based on income of PECO Energy. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest, amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

                                USE OF PROCEEDS

     The net proceeds from the sale of Preferred Trust Receipts will be used by the Trust to purchase the Series C Preferred Securities from PECO Energy Capital. PECO Energy Capital will lend the proceeds from the sale of the Series C Preferred Securities, plus the capital contribution made by the General Partner, to PECO Energy, which loan will be evidenced by the Series C Subordinated Debentures. These funds will be used by PECO Energy in connection with its redemption of $50,000,000 aggregate liquidation value of PECO Energy's outstanding depositary shares each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock, after such depositary shares become subject to redemption at the election of PECO Energy on October 1, 1997.

                  DESCRIPTION OF THE PREFERRED TRUST RECEIPTS

     The following is a summary of certain terms and provisions of the Preferred Trust Receipts and the Trust Agreement. Reference is made to the Trust Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Preferred Trust Receipts will be issued by the Trust pursuant to the Trust Agreement. Each Preferred Trust Receipt represents a Series C Preferred Security. Each Series C Preferred Security has a stated liquidation preference of $25. The Preferred Trust Receipts will be issued in book-entry form through DTC or such other depository at which PECO Energy may have established an account. Preferred Trust Receipts may be exchanged for the underlying Series C Preferred Securities as described under "--Withdrawal of Series C Preferred Securities."

     The Trust is a statutory business trust created under the Delaware Business Trust Act. The Trustee will hold the Series C Preferred Securities deposited in the Trust for the benefit of the holders of the Preferred Trust Receipts. The Trust Agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the Trustee and any other holder of Preferred Trust Receipts, each holder of Preferred Trust Receipts shall be entitled to enforce in the name of the Trust the Trust's rights under the Series C Preferred Securities represented by the Preferred Trust Receipts held by such holder.

     It is anticipated that the assets of the Trust available for distribution to the holders of the Preferred Trust Receipts will be limited to payments from PECO Energy Capital under the Series C Preferred Securities, which payments by PECO Energy Capital will be limited to payments from PECO Energy on the Series C Subordinated Debentures. See "Description of the Series C Subordinated Debentures and the Indenture." If PECO Energy fails to make a payment on the Series C Subordinated Debentures or if PECO Energy Capital fails to make a Distribution on the Series C Preferred Securities, the Trust will not have sufficient funds to make related payments, including Distributions, on the Preferred Trust Receipts.

Distributions

     Whenever the Trust shall receive any cash distribution representing a monthly distribution on the Series C Preferred Securities (whether or not distributed by PECO Energy Capital on the regular monthly distribution date therefor) or payment under the Series C Guarantee in respect thereof, the Trust shall distribute such amounts to the holders of the Preferred Trust Receipts in proportion to the respective number of Series C Preferred Securities represented by such Preferred Trust Receipts. Under the Indenture, PECO Energy shall have the right at any time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for all Subordinated Debentures for up to 60 consecutive months; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of any series of Subordinated Debentures. At the end of the Extension Period, PECO Energy shall pay all interest then accrued and unpaid on such Subordinated Debentures (together with interest thereon to the extent permitted by applicable law at the rate per annum borne by such Subordinated Debentures). During any Extension Period, no Distributions will be made on the Series C Preferred Securities represented by the Preferred Trust Receipts; however, all accrued and unpaid Distributions (together with any applicable Distributions on such Distributions) shall be paid at the end of the Extension Period. See "Description of the Series C Subordinated Debentures and the Indenture--Option to Extend Interest Payment Period."

Redemption of Preferred Trust Receipts

     Whenever PECO Energy Capital shall elect or is required to redeem Series C Preferred Securities in accordance with the Amended and Restated Limited Partnership Agreement of PECO Energy Capital, dated as of July 25, 1994, as amended (the "Partnership Agreement"), PECO Energy Capital shall give the Trustee at least 40 days' prior notice thereof. The Trustee will mail the notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series C Preferred Securities and the Preferred Trust Receipts to the holders of the Preferred Trust Receipts. On the date of redemption of the Series C Preferred Securities, provided that PECO Energy Capital (or PECO Energy pursuant to the Series C Guarantee) shall have deposited with the Trustee the aggregate amount payable upon redemption of all Series C Preferred Securities held by the Trust to be redeemed, the Trustee shall redeem Preferred Trust Receipts representing the same number of such Series C Preferred Securities redeemed by PECO Energy Capital at the same redemption price at which such Series C Preferred Securities are redeemed. In the event that fewer than all the outstanding Preferred Trust Receipts are redeemed, the Preferred Trust Receipts to be redeemed shall be selected by lot or pro rata or other equitable method determined by the Trustee. Under the Trust Agreement, PECO Energy Capital agrees that if a partial redemption of the Series C Preferred Securities would result in a delisting of the Preferred Trust Receipts from any national exchange on which the Preferred Trust Receipts are then listed, PECO Energy Capital will only redeem the Series C Preferred Securities in whole.

Payments on Liquidation of PECO Energy Capital

     Upon receipt by the Trust of any distribution from PECO Energy Capital upon liquidation of PECO Energy Capital (or payment by PECO Energy under the Series C Guarantee in respect thereof), after satisfaction of creditors of the Trust as required by applicable law, the Trustee shall distribute to the holders of the Preferred Trust Receipts such amounts in proportion to the respective number of Series C Preferred Securities represented by such Preferred Trust Receipts.

Withdrawal of Series C Preferred Securities

      Any beneficial owner of Preferred Trust Receipts may withdraw all, but not less than all, of the Series C Preferred Securities represented by such Preferred Trust Receipts by providing a written notice and agreement to be bound by the terms of the Partnership Agreement to the Trustee, with evidence of beneficial ownership in form satisfactory to the Trustee. Within a reasonable period after such request has been made, the Trustee shall instruct DTC to reduce the number of Preferred Trust Receipts represented by the global certificate held by DTC by the amount equal to the number of Preferred Trust Receipts to be so withdrawn by the withdrawing owner, the Trustee shall issue to the withdrawing owner a certificate representing the number of Series C Preferred Securities so withdrawn and the Trustee shall reduce the number of Series C Preferred Securities represented by the global certificate held by the Trustee by a like amount; provided, that the Trustee shall not issue any fractional number of Series C Preferred Securities. The Series C Preferred Securities will only be issued in certificated form.

      Any holder of Series C Preferred Securities may redeposit withdrawn Series C Preferred Securities by delivery to the Trustee of a certificate or certificates for the Series C Preferred Securities to be deposited, properly endorsed or accompanied, if required by the Trustee, by a properly executed instrument of transfer or endorsement in form satisfactory to the Trustee and in compliance with the terms of the Partnership Agreement, together with all such certifications as may be required by the Trustee in its sole discretion and in accordance with the provisions of the Trust Agreement. Within a reasonable period after such deposit is properly made, the Trustee shall instruct DTC to increase the number of Preferred Trust Receipts represented by the global certificate held by DTC by an amount equal to the Series C Preferred Securities to be deposited. The Preferred Trust Receipts will not be issued in certificated form.

Voting Rights

     If the holders of the Preferred Partner Interests (as defined in the Partnership Agreement), acting as a single class, are entitled to appoint and authorize a Special Representative pursuant to the Partnership Agreement, the Trustee shall notify the holders of the Preferred Trust Receipts of such right, request direction of each holder of a Preferred Trust Receipt as to the appointment of a Special Representative and vote the Series C Preferred Securities represented by such Preferred Trust Receipt in accordance with such direction. If the General Partner fails to convene a general meeting of PECO Energy Capital as required in the Partnership Agreement, the Trustee shall notify the holders of the Preferred Trust Receipts and, if so directed by the holders of the Preferred Trust Receipts representing Preferred Securities constituting at least 10% of the aggregate stated liquidation preference of the outstanding Preferred Partner Interests, shall convene such meeting. Under the Trust Agreement, PECO Energy Capital has agreed that without the consent of the holders of 66 2/3% in liquidation amount of the Preferred Trust Receipts, it may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity if, as a result, the Preferred Trust Receipts would be delisted by any national securities exchange or other organization on which the Preferred Trust Receipts are then listed, downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended (the "Securities Act"), or the holders thereof would recognize any gain or loss for federal income tax purposes as a result of such consolidation, amalgamation, merger, conveyance or transfer.

     Upon receipt of notice of any meeting at which the holders of Series C Preferred Securities are entitled to vote, the Trustee shall, as soon as practicable thereafter, mail to the holders of Preferred Trust Receipts a notice, which shall be provided by the General Partner and which shall contain
(i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Preferred Trust Receipts will be entitled, subject to any applicable provision of law, to instruct the Trustee as to the exercise of the voting rights pertaining to the amount of Series C Preferred Securities represented by their respective Preferred Trust Receipts, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Preferred Trust Receipt, the Trustee shall vote or cause to be voted the number of Series C Preferred Securities represented by such Preferred Trust Receipts in accordance with the instructions set forth in such request.

Amendment and Termination of Trust Agreement

     PECO Energy Capital or the General Partner may, and the Trustee shall, at any time and from time to time enter into one or more agreements supplemental to the Trust Agreement without the consent of the holders of the Preferred Trust
Receipts: (i) to evidence the succession of another partnership, corporation or other entity to PECO Energy Capital or the General Partner and the assumption by any such successor of the covenants of PECO Energy Capital or the General Partner in the Trust Agreement; (ii) to add to the covenants of PECO Energy Capital or the General Partner for the benefit of the holders of the Preferred Trust Receipts, or to surrender any right or power herein conferred upon PECO Energy Capital or the General Partner; (iii) to correct or supplement any provision in the Trust Agreement which may be defective or inconsistent with any other provision therein or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided, that any such action shall not materially adversely affect the interests of the holders of Preferred Trust Receipts; or (iv) to cure any ambiguity or correct any mistake. Any other amendment of the Trust Agreement must be approved by the holders of 66 2/3% of the Preferred Trust Receipts.

     The Trust Agreement shall terminate upon the redemption of the Preferred Trust Receipts or a final distribution in respect of the Series C Preferred Securities and such distribution has been delivered to the holders of the Preferred Trust Receipts.

Expenses of the Trust

     All charges or expenses of the Trust, including the charges and expenses of the Trustee, will be paid by the General Partner, provided that if the Trustee incurs fees, charges or expenses for which it is not otherwise liable under the Trust Agreement, at the election of a holder of Preferred Trust Receipts or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of the Trustee

     The Trust shall at all times have a Trustee which is a bank that has its principal place of business in the State of Delaware having a combined capital and surplus of $50,000,000. If the Trustee ceases to be eligible, it will resign.

     The Trustee may at any time resign as trustee under the Trust Agreement by notice of its election to do so delivered to PECO Energy Capital and the General Partner, such resignation to take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided. The Trustee may at any time be removed by PECO Energy Capital by notice of such removal delivered to the Trustee, such removal to take effect upon the appointment of a successor trustee and its acceptance of such appointment.

     In case at any time the Trustee shall resign or be removed, PECO Energy Capital shall, within 45 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor trustee, which shall be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the State of Delaware and having a combined capital and surplus of at least $50,000,000.

Book-Entry-Only Issuance--The Depository Trust Company

     DTC will initially act as securities depositary for all of the Preferred Trust Receipts. The Preferred Trust Receipts will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee) as the holder thereof. One or more fully-registered global securities will be issued for the Preferred Trust Receipts and will be deposited with DTC. The Preferred Trust Receipts will not be available in certificated form.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Preferred Trust Receipts within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Trust Receipts on DTC's records. The ownership interest of each actual purchaser of each Preferred Trust Receipt ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Trust Receipts. Transfers of ownership interests in the Preferred Trust Receipts are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Trust Receipts, except in the event that use of the book-entry system for the Preferred Trust Receipts is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Trust Receipts; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Trust Receipts are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Trust Receipts. If less than all of the Preferred Trust Receipts are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Trust Receipts is limited to the holders of record of the Preferred Trust Receipts, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Trust Receipts. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Trust Receipts are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Preferred Trust Receipts will be made in immediately available funds by the Trustee on behalf of the Trust to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices will be the responsibility of such Participant and not of DTC, the Trustee, the Trust or PECO Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Trustee on behalf of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Trust Receipts at any time by giving reasonable notice to the Trustee and PECO Energy. In the event that a successor securities depositary is not obtained, definitive Preferred Trust Receipt certificates representing such Preferred Trust Receipts are required to be printed and delivered. PECO Energy, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) as a result of such discontinuance or as a result of DTC's ineligibility to so act, in which case definitive certificates for such Preferred Trust Receipts will be issued. Upon distribution of definitive Preferred Trust Receipts certificates, owners of such Preferred Trust Receipts will become the registered holders of such Preferred Trust Receipts.

     The information set forth above concerning DTC and DTC's book-entry system has been obtained from sources that PECO Energy Capital and PECO Energy believe to be accurate, but PECO Energy Capital and PECO Energy assume no responsibility for the accuracy thereof. None of the Trust, PECO Energy Capital nor PECO Energy has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

     In the event that the book-entry-only system is discontinued, the Trustee shall keep the registration books for such Preferred Trust Receipts at its corporate office. Such Preferred Trust Receipts may be transferred or exchanged for one or more Preferred Trust Receipts upon surrender thereof at the corporate office of the Trustee by the holders or their duly authorized attorneys or legal representatives. Upon surrender of any Preferred Trust Receipts to be transferred or exchanged, the Trustee shall record the transfer or exchange in the registration books and shall deliver new Preferred Trust Receipts appropriately registered. The Trustee shall not be required to register the transfer of any Preferred Trust Receipts that have been called for redemption on or after the liquidation date of PECO Energy Capital. The Trust and the Trustee shall be entitled to treat the holders of the Preferred Trust Receipts, as their names appear in the registration books, as the owners of those Preferred Trust Receipts for all purposes under the Trust Agreement.

               DESCRIPTION OF THE SERIES C PREFERRED SECURITIES

     The following is a summary of certain terms and provisions of the Series C Preferred Securities represented by the Preferred Trust Receipts. Reference is made to the Partnership Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     Under the Partnership Agreement, PECO Energy Capital is authorized to issue two classes of partner interests: the Preferred Securities representing limited partner interests, including the Series C Preferred Securities, and general partner interests. All of the general partner interests of PECO Energy Capital are owned by the General Partner, which is a wholly owned subsidiary of PECO Energy. All of the Preferred Securities issued by PECO Energy Capital will be of equal rank in participation in the profits and assets and income of PECO Energy Capital. The Partnership Agreement authorizes the General Partner to establish series of Preferred Securities having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. Distributions on all series of Preferred Securities must be paid in full before the General Partner may participate in the profits or assets of PECO Energy Capital.

Distributions

     The Series C Preferred Securities will be entitled to Distributions out of funds on hand legally available therefor held by PECO Energy Capital at the annual rate of ____% of the stated liquidation preference of $25, payable monthly in arrears on the last day of each calendar month. Distributions on the Series C Preferred Securities will be cumulative, will accrue from the original date of issuance, and, except as otherwise described below, will be payable monthly in arrears, on the last day of each month of each year, commencing on June 30, 1997. Distributions in arrears after the monthly payment date therefor will accumulate additional Distributions thereon at the rate of ____% per annum. PECO Energy Capital has issued Series A Preferred Securities and Series B Preferred Securities, which have an aggregate stated liquidation preference of $221,250,000 and $78,104,575, respectively.

     The General Partner may make distributions on the general partner interests of PECO Energy Capital only after payment in full of all Distributions accrued on the Series C Preferred Securities and any other outstanding Preferred Securities of PECO Energy Capital.

     PECO Energy has the right under the Indenture to extend the interest payment period from time to time on all Subordinated Debentures to a period not exceeding 60 consecutive months; provided that such Extension Period shall not extend beyond the stated maturity date or redemption date of any series of Subordinated Debentures, including the Series C Subordinated Debentures. As a consequence, monthly Distributions on the Series C Preferred Securities would be deferred (but would continue to accumulate with Distributions thereon) by PECO Energy Capital during any such Extension Period. In the event that PECO Energy exercises its right to extend the interest payment period on the Subordinated Debentures, PECO Energy may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the Extension Period. PECO Energy Capital and PECO Energy currently believe that the extension of an interest payment period is unlikely. Prior to the termination of any such Extension Period, PECO Energy may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due on all series of Subordinated Debentures, PECO Energy may elect to extend the interest payment period again, subject to the above requirements. Following an Extension Period of 18 months or more, the holders of Preferred Securities, including the Series C Preferred Securities, shall have the right to appoint a Special Representative to enforce PECO Energy Capital's rights against PECO Energy under the Subordinated Debentures and the Indenture and the obligations of PECO Energy under the Guarantees. See "--Voting Rights," "Risk Factors," and "Description of the Series C Subordinated Debentures and the Indenture--Option to Extend Interest Payment Period" and "--Interest."

     Distributions on the Series C Preferred Securities must be paid by PECO Energy Capital in any calendar year or portion thereof to the extent that PECO Energy Capital has funds on hand legally available therefor. It is anticipated that the funds available for distribution by PECO Energy Capital will be limited to payments received by PECO Energy Capital in respect of the Series C Subordinated Debentures. See "Description of the Series C Subordinated Debentures and the Indenture."

     The amount of Distributions payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly distribution period, will be computed on the basis of the actual number of days elapsed in such period. Distributions on the Series C Preferred Securities will be made to the holders thereof as they appear on the books and records of PECO Energy Capital on the relevant record dates, which will be the 15th day of each month. If any date on which Distributions are payable on the Series C Preferred Securities is not a business day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term "business day," as used in relation to the Series C Preferred Securities, shall mean any day other than a day on which banking institutions in the City of New York or the State of Delaware are authorized or required by law to close.

Certain Restrictions on PECO Energy Capital

     If distributions have not been paid in full on any series of Preferred Securities of PECO Energy Capital, PECO Energy Capital shall not: (i) pay any distributions on any other series of Preferred Securities, unless the amount of any distributions paid on any Preferred Securities is paid on all Preferred Securities then outstanding on a pro rata basis in proportion to the full distributions to which each series of Preferred Securities would be entitled if paid in full; (ii) pay any distribution on the general partner interests; or
(iii) redeem, purchase or otherwise acquire any Preferred Securities or the general partner interests; until, in each case, such time as all accumulated and unpaid distributions on all series of Preferred Securities shall have been paid in full for all prior distribution periods.

Optional Redemption

     The Series C Preferred Securities are subject to redemption, at the option of the General Partner, in whole or in part, from time to time, on or after June ___, 2002, at $25 per Series C Preferred Security, plus accumulated and unpaid Distributions (whether or not declared), if any, to the date fixed for redemption (the "Redemption Price").

Mandatory Redemption

     If at any time PECO Energy redeems the Series C Subordinated Debentures or pays the Series C Subordinated Debentures at maturity, the Series C Preferred Securities will be subject to mandatory redemption at the Redemption Price.

     The Series C Preferred Securities will not be entitled to any sinking fund.


Special Event Redemptions

     If a Tax Event (as defined below) shall occur and be continuing, the Series C Preferred Securities will be subject to redemption, at the option of the General Partner, in whole or in part at the Redemption Price within 90 days following the occurrence of such Tax Event. "Tax Event" means that PECO Energy Capital shall have received an opinion of counsel (which may be regular counsel to PECO Energy or an affiliate but not an employee thereof) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such interpretation or pronouncement is announced on or after the date of issuance of the Series C Preferred Securities, there is more than an insubstantial risk that
(i) PECO Energy Capital is subject to federal income tax with respect to interest received on the Series C Subordinated Debentures or PECO Energy Capital will otherwise not be taxed as a partnership, (ii) interest payable by PECO Energy on the Series C Subordinated Debentures will not be deductible for federal income tax purposes or (iii) PECO Energy Capital is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     If an Investment Company Event (as defined below) shall occur and be continuing, the Series C Preferred Securities will be subject to mandatory redemption in whole at the Redemption Price within 90 days following the occurrence of such Investment Company Event. "Investment Company Event" means the occurrence of a change in law or regulation or a change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that PECO Energy Capital is or will be considered an "Investment Company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of the issuance of the Series C Preferred Securities; provided, that no Investment Company Event shall be deemed to have occurred if PECO Energy Capital has received an opinion of counsel (which may be regular counsel to PECO Energy or any affiliate but not an employee thereof) experienced in such matters, to the effect that PECO Energy Capital and/or PECO Energy has taken reasonable measures, in its discretion, to avoid such Change in 1940 Act Law so that notwithstanding such Change in 1940 Act Law, PECO Energy Capital is not required to be registered as an "Investment Company" within the meaning of the 1940 Act.

Redemption Procedures

     PECO Energy Capital may not redeem any Series C Preferred Securities unless all accumulated and unpaid Distributions have been paid on all Series C Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption.

     Notice of any redemption of the Series C Preferred Securities will be given by PECO Energy Capital by mail or delivery to each record holder of Series C Preferred Securities to be redeemed not fewer than 30, nor more than 60 days prior to the date fixed for redemption thereof (at least 40 days' prior for notice to the Trust). A notice of redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, or on the date it was delivered in person, receipt acknowledged to the holders of such Series C Preferred Securities. Notices of redemption shall be addressed to the record holders of the Series C Preferred Securities at the addresses of the holders appearing in the books and records of PECO Energy Capital.

     If notice of redemption shall have been given and payment shall have been made by PECO Energy Capital to the Trust and any other holder of Series C Preferred Securities, then, upon the date of such payment all rights of owners of the Series C Preferred Securities so called for redemption will cease. In the event that any date fixed for redemption of Series C Preferred Securities is not a business day, then payment of the Redemp-tion Price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next succeeding calendar year, such payment will be made on the immediately preceding business day (in each case with the same force and effect as if made on such day).

Liquidation Distribution

     In the event of any voluntary or involuntary dissolution and winding up of PECO Energy Capital, the holders of the Preferred Securities will be entitled to receive out of the assets of PECO Energy Capital, after satisfaction of liabilities to creditors as required by Delaware law and before any distribution of assets is made to holders of its general partner interests, the lesser of the Partnership Liquidation Distribution or the amount of assets of PECO Energy Capital legally available for distribution to the holders of Preferred Securities. All assets of PECO Energy Capital remaining after payment thereof will be distributed to the General Partner. If, upon such liquidation, the Partnership Liquidation Distribution can be paid only in part because PECO Energy Capital has insufficient assets available to pay in full the aggregate Partnership Liquidation Distribution on all Preferred Securities, then the amounts payable on each series of Preferred Securities shall be paid on a pro rata basis, in proportion to the full Partnership Liquidation Distribution to which each series of Preferred Securities would be otherwise entitled.

     Pursuant to the Partnership Agreement, PECO Energy Capital shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events: (i) upon the expiration of PECO Energy Capital in 2093, (ii) upon the withdrawal, removal or bankruptcy of the General Partner or the occurrence of any other event that under applicable law causes PECO Energy Capital Corp. to cease to be the General Partner, except for a transfer to a permitted successor of the General Partner or as otherwise provided in the Partnership Agreement, (iii) the entry of a decree of judicial dissolution, or
(iv) the written consent of the General Partner and all of the holders of the Preferred Securities. Upon such dissolution, PECO Energy is required to redeem all series of Subordinated Debentures to fund the Partnership Liquidation Distribution.

     The amount per share payable on the Series C Preferred Securities in the event of any voluntary or involuntary liquidation of PECO Energy Capital is $25 plus accumulated and unpaid Distributions.

Merger, Consolidation, etc. of PECO Energy Capital

     PECO Energy Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except with the approval of the General Partner and the holders of 662/3% in aggregate stated liquidation preference of the outstanding Preferred Securities or as otherwise described below. The General Partner may, without the consent of the holders of the Preferred Securities, cause PECO Energy Capital to consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a corporation, a limited liability company or a limited partnership, a trust or other entity organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of PECO Energy Capital under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, as regards participation in the profits and assets of the successor entity, at least as high as the Preferred Securities rank, as regards participation in the profits and assets of PECO Energy Capital, (ii) PECO Energy confirms its obligations under the Guarantees with regard to the Successor Securities, if any, (iii) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause any series of Preferred Securities or Successor Securities to be delisted by any national securities exchange or other organization on which such series of Preferred Securities is then listed, (iv) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act, (v) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of holders of Preferred Securities or Successor Securities in any material respect,
(vi) such successor entity has a purpose substantially identical to that of PECO Energy Capital and (vii) prior to such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PECO Energy has received an opinion of counsel (which may be regular tax or other counsel to PECO Energy or an affiliate, but not an employee thereof) experienced in such matters to the effect that (w) holders of outstanding Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease,
(x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PECO Energy and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease will not adversely affect the limited liability of holders of Preferred Securities or Successor Securities.

Voting Rights

     Except as provided below and under "--Merger, Consolidation, etc. of PECO Energy Capital" and "Description of the Series C Guarantee--Amendments" and as otherwise required by law and the Partnership Agreement, the holders of the Series C Preferred Securities have no voting rights.

     If (i) PECO Energy Capital fails to pay Distributions in full on the Preferred Securities for 18 consecutive monthly distribution periods, (ii) an Event of Default (as defined in the Indenture) occurs and is continuing, or
(iii) PECO Energy is in default on any of its payment obligations under any Guarantee, then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of the majority of the aggregate stated liquidation preference of the outstanding Preferred Securities to appoint a special representative (the "Special Representative") to enforce PECO Energy Capital's rights against PECO Energy under the Subordinated Debentures and the Indenture and the obligations undertaken by PECO Energy under the Guarantees issued in conjunction with the issuance of the Preferred Securities, including, after failure to pay Distributions for 60 consecutive monthly distribution periods on the Preferred Securities, the payment of Distributions on the Preferred Securities. The Special Representative shall not be admitted as a partner of PECO Energy Capital or otherwise be deemed a partner of PECO Energy Capital and shall have no liability for the debts, obligations or liabilities of PECO Energy Capital.

     For purposes of determining whether PECO Energy Capital has failed to pay Distributions in full for 18 consecutive monthly distribution periods, Distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Distributions on all Preferred Securities have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such full cumulative Distributions. Subject to the requirements of applicable law, not later than 30 days after such right to appoint the Special Representative, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% of the aggregate stated liquidation preference of the Preferred Securities will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of security holders will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if PECO Energy Capital (or PECO Energy pursuant to a Guarantee) shall have paid in full all accumulated and unpaid Distributions on the Preferred Securities or such Event of Default under the Indenture or default under the Guarantee or breach, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Representative, PECO Energy retains all rights under the Indenture, including the right to extend the interest payment period on the Subordinated Debentures.

     If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action) and, in the case of an amendment or action which would equally adversely affect the rights or preferences of any other Preferred Securities, such Preferred Securities shall vote together as a class on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of not less than 662/3% of the aggregate stated liquidation preference of such series of Preferred Securities. Except in certain circumstances described under "--Liquidation Distribution," PECO Energy Capital will be dissolved and wound up only with the consent of the holders of all Preferred Securities then outstanding as well as the General Partner.

     The powers, preferences or special rights attached to any Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any additional series of Preferred Securities or additional general partner interests. Holders of Preferred Securities have no preemptive rights.

     So long as any series of Subordinated Debentures are held by PECO Energy Capital, the General Partner, unless so directed by the Special Representative, shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the holder of the Subordinated Debentures or the Trustee under the Indenture (the "Indenture Trustee"), or executing any trust or power conferred on the Indenture Trustee, (ii) waive any past default which is available under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 662/3% in aggregate stated liquidation preference of all series of Preferred Securities affected thereby, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of all series of Preferred Securities affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to any series of Subordinated Debentures.

     Any required approval of holders of Preferred Securities may be given at a separate meeting of such holders convened for such purposes, at a meeting of all partners of PECO Energy Capital or pursuant to written consent. PECO Energy Capital will cause a notice of any meeting at which holders of any series of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such series of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     The holders of the Preferred Securities will have no rights to remove or replace the General Partner.

Miscellaneous

     The General Partner is authorized and directed to use its best efforts to manage the affairs of PECO Energy Capital in such a way that PECO Energy Capital would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for federal income tax purposes and so that all series of Subordinated Debentures will be treated as indebtedness of PECO Energy for federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership of PECO Energy Capital or the Partnership Agreement, and that does not materially adversely affect the interests of holders of Preferred Securities, that the General Partner determines in its discretion to be necessary or desirable for such purposes.

   PECO Energy Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                     DESCRIPTION OF THE SERIES C GUARANTEE

     The following is a summary of certain provisions of the Series C Guarantee which will be executed and delivered by PECO Energy concurrently with the issuance of the Series C Preferred Securities. Reference is made to the Series C Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     Under the Series C Guarantee, PECO Energy will agree to pay (i) any accumulated and unpaid Distributions on the Series C Preferred Securities to the extent that PECO Energy Capital has funds on hand legally available therefor,
(ii) the Redemption Price payable with respect to any Series C Preferred Securities called for redemption by PECO Energy Capital to the extent that PECO Energy Capital has funds on hand legally available therefor and (iii) upon a liquidation of PECO Energy Capital, the lesser of (a) the portion of the Partnership Liquidation Distribution applicable to the Series C Preferred Securities and (b) the amount of assets of PECO Energy Capital legally available for distribution to holders of Series C Preferred Securities in liquidation of PECO Energy Capital (collectively, the "Guarantee Payments"). PECO Energy will agree to pay the Guarantee Payments, as and when due (except to the extent paid by PECO Energy Capital), to the fullest extent permitted by law, regardless of any defense, right of setoff or counterclaim which PECO Energy may have or assert against PECO Energy Capital, the General Partner, the Trust or the Trustee. PECO Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PECO Energy to the holders of Series C Preferred Securities or by causing PECO Energy Capital to pay such amounts to such holders.

Status of the Series C Guarantee

     The Series C Guarantee will constitute an unsecured obligation of PECO Energy and will rank subordinate and junior in right of payment to all general liabilities of PECO Energy.

     The Series C Guarantee will constitute a guarantee of payment and not of collection. The Series C Guarantee will be held by the General Partner for the benefit of the holders of the Series C Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Series C Guarantee. If no Special Representative has been appointed to enforce the Series C Guarantee, the General Partner has the right to enforce the Series C Guarantee on behalf of the holders of the Series C Preferred Securities. The holders of Preferred Trust Receipts, together with the holders of the Series C Preferred Securities other than the Trust, representing not less than 10% in aggregate stated liquidation preference of the Series C Preferred Securities have the right to direct the time, method and place of conducting any proceeding to enforce any remedy available in respect of the Series C Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Series C Guarantee as above provided, any holder of Preferred Trust Receipts representing Series C Preferred Securities, and any holder of Series C Preferred Securities other than the Trust, may institute a legal proceeding directly against PECO Energy to enforce its rights under the Series C Guarantee without first instituting a legal proceeding against PECO Energy Capital or any other person or entity. The Series C Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by PECO Energy Capital and by complete performance of all obligations of PECO Energy contained in the Series C Guarantee.

Relationship among Series C Guarantee, Series C Subordinated Debentures and
Series C Preferred   Securities

     In addition to the obligations of PECO Energy under the Series C Guarantee, the Indenture provides that PECO Energy shall cause the General Partner to remain the general partner of PECO Energy Capital and timely perform all its duties as such (including the duty to pay Distributions on the Preferred Securities), which include, among other things, the General Partner's duties under the Partnership Agreement to directly pay all costs and expenses of PECO Energy Capital (for the purpose of insuring that payment of principal and interest by PECO Energy on the Subordinated Debentures will be sufficient to allow payment in full to the holders of the Preferred Securities) and the covenant of the General Partner in the Partnership Agreement to at all times maintain a "fair market value net worth" of at least 10% of the total contributions (less redemptions) to PECO Energy Capital. While the assets of the General Partner will not be available for making Distributions on the Preferred Securities, they will be available for payment of the expenses of PECO Energy Capital. Accordingly, the Series C Guarantee and the Indenture, together with the related covenants contained in the Partnership Agreement and PECO Energy's obligations under the Subordinated Debentures, provide for PECO Energy's full and unconditional guarantee of the Series C Preferred Securities as set forth above.

Certain Covenants of PECO Energy

     Under the Series C Guarantee, PECO Energy will covenant that, so long as any Series C Preferred Securities remain outstanding, neither PECO Energy nor any majority-owned subsidiary of PECO Energy shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time PECO Energy shall be in default with respect to its payment obligations under the Series C Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture.

Amendments

     Except with respect to any changes which do not materially adversely affect the rights of holders of Series C Preferred Securities (in which case no vote will be required), the Series C Guarantee may be amended only with the prior approval of the holders of Preferred Trust Receipts representing not less than 662/3% of the aggregate stated liquidation preference of the outstanding Series C Preferred Securities.

Merger of PECO Energy

     So long as the Series C Preferred Securities remain outstanding, PECO Energy will maintain its corporate existence; provided that PECO Energy may consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all its properties and assets to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of PECO Energy under the Series C Guarantee.

Termination of the Series C Guarantee

     The Series C Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Series C Preferred Securities or upon full payment of the amounts payable with respect to the Series C Preferred Securities upon liquidation of PECO Energy Capital. The Series C Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Series C Preferred Securities must restore payments of any sums paid under the Series C Preferred Securities or the Series C Guarantee.

                   DESCRIPTION OF THE SERIES C SUBORDINATED
                         DEBENTURES AND THE INDENTURE

     The following is a summary of certain terms and provisions of the Series C Subordinated Debentures and the Indenture. Reference is made to the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     The Series C Subordinated Debentures will be unsecured subordinated obligations of PECO Energy issued under the Indenture. The Series C Subordinated Debentures will be in a principal amount equal to the aggregate stated liquidation preference of the Series C Preferred Securities plus the General Partner's capital contribution in PECO Energy Capital, will bear interest at a rate equal to the Distribution rate on the Series C Preferred Securities payable on the Distribution dates, will have maturity and redemption provisions corresponding to the redemption provisions of the Series C Preferred Securities and will be subject to mandatory redemption upon the dissolution and winding up of PECO Energy Capital. The entire principal amount of the Series C Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on June ___, 2037.

     PECO Energy will deliver the Series C Subordinated Debentures to the General Partner to be held on behalf of the holders of the Series C Preferred Securities. The Series C Subordinated Debentures will be delivered by PECO Energy to evidence the loan by PECO Energy Capital to PECO Energy of an amount equal to the proceeds received from the sale of the Series C Preferred Securities, plus the General Partner's concurrent capital contribution in PECO Energy Capital.

Redemption

     Except as provided below, the Series C Subordinated Debentures may not be redeemed prior to June ___, 2002. PECO Energy shall have the right to redeem the Series C Subordinated Debentures, in whole or in part, from time to time, on or after June ___, 2002, upon not less than 30 nor more than 60 days' notice (and not less than 40 days' notice to the Trust), at a redemption price equal to 100% of the aggregate principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. PECO Energy will also have the right to redeem the Series C Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "Description of the Series C Preferred Securities--Special Event Redemptions." The Series C Subordinated Debentures will be subject to mandatory redemption upon the dissolution of PECO Energy Capital or upon redemption of the Series C Preferred Securities.

     If PECO Energy gives a notice of redemption in respect of Series C Subordinated Debentures, then, on or prior to the redemption date, PECO Energy shall deposit with the paying agent funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price. If notice of redemption shall have been given, if required, then the Series C Subordinated Debentures called for redemption shall become due and payable on the redemption date and upon the redemption date, interest will cease to accrue on the Series C Subordinated Debentures called for redemption and such Series C Subordinated Debentures will no longer be deemed to be outstanding.

Interest

     The Series C Subordinated Debentures will bear interest at an annual rate of ____% plus Additional Interest (as defined herein), if any, from the original date of issuance. Interest will be payable monthly in arrears on the last day of each month of each year, commencing on June 30, 1997, to PECO Energy Capital.

     PECO Energy will make additional interest payments on any overdue installment of interest on the Series C Subordinated Debentures to PECO Energy Capital at the same rate per annum as the annual rate payable on the Series C Subordinated Debentures.

     Interest payments on the Subordinated Debentures are eliminated in consolidation from the Consolidated Statements of Income of PECO Energy. Distributions on the Preferred Securities appear as a separate line item under Interest Charges entitled "Company Obligated Manditorily Redeemable Preferred Securities of a Partnership, which holds Solely Subordinated Debentures of the Company" on the Consolidated Statements of Income of PECO Energy.

Additional Interest

     If at any time PECO Energy Capital would be required to pay any taxes, duties or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, PECO Energy also will pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by PECO Energy Capital after paying any such taxes, duties or other governmental charges will not be less than the amounts PECO Energy Capital would have received had no such taxes, duties or other governmental charges been imposed.

Option to Extend Interest Payment Period

     Under the Indenture, PECO Energy shall have the right at any time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for all Subordinated Debentures for up to 60 consecutive months; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of any series of Subordinated Debentures. At the end of the Extension Period, PECO Energy shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law at the rate per annum borne by such Subordinated Debentures). During any such Extension Period, neither PECO Energy nor any majority-owned subsidiary of PECO Energy shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly owned subsidiaries). Prior to the termination of any such Exten-sion Period, PECO Energy may shorten or further extend the interest payment period, provided that such Extension Period, together with all such further extensions thereof, may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, PECO Energy may select a new Extension Period subject to the above requirements. PECO Energy shall give the Indenture Trustee notice of its selection of such extended or shortened interest payment period one business day prior to the earlier of (i) the date PECO Energy has selected to make the interest payment or (ii) the date PECO Energy Capital is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization of the record date or the date such Distributions are payable, but in any event not less than two business days prior to such record date. PECO Energy shall cause the Indenture Trustee to give such notice of PECO Energy's selection of such Extension Period to the holders of the Preferred Securities.

Subordination

     The Indenture provides that all payments by PECO Energy in respect of the Subordinated Debentures, including the Series C Subordinated Debentures, shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium, if any, in respect of (A) indebtedness of PECO Energy for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by PECO Energy; (ii) all capital lease obligations of PECO Energy; (iii) all obligations of PECO Energy issued or assumed as the deferred purchase price of property, all conditional sale obligations of PECO Energy and all obligations of PECO Energy under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of PECO Energy for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons (other than Preferred Securities) for the payment of which, in either case, PECO Energy is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of PECO Energy (whether or not such obligation is assumed by PECO Energy), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures or indebtedness between or among PECO Energy and its affiliates.

     Upon any payment or distribution of assets or securities of PECO Energy, upon any dissolution or winding up or total or partial liquidation or reorganization of PECO Energy, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall first be paid in full before PECO Energy Capital (as holder of the Subordinated Debentures), the Indenture Trustee on behalf of such holder or any Special Representative appointed by the holders of the Preferred Securities shall be entitled to receive from PECO Energy any payment of principal of or interest on or any other amounts in respect of the Subordinated Debentures or distribution of any assets or securities.

     No direct or indirect payment by or on behalf of PECO Energy of principal of or interest on the Subordinated Debentures, whether pursuant to the terms of the Subordinated Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been received by the Indenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

     If the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or any Special Representative appointed by the holders of the Preferred Securities, shall have received any payment on account of the principal of or interest on the Subordinated Debentures when such payment is prohibited and before all amounts payable on, under or in connection with Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid over or delivered first to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

     Nothing in the Indenture shall limit the right of the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or the Special Representative to take any action to accelerate the maturity of the

Subordinated Debentures or to pursue any rights or remedies against PECO Energy; provided that all Senior Indebtedness shall be paid before PECO Energy Capital (as holder of the Subordinated Debentures) is entitled to receive any payment from PECO Energy of principal of or interest on the Subordinated Debentures.

     Upon the payment in full of all Senior Indebtedness, PECO Energy Capital (as holder of the Subordinated Debentures) (and any Special Representative appointed by the holders of the Preferred Securities) shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of PECO Energy made on such Senior Indebtedness until the Subordinated Debentures shall be paid in full.

     The Indenture does not limit the aggregate amount of Senior Indebtedness which PECO Energy may issue.

Certain Covenants of PECO Energy

     PECO Energy will covenant that it and any majority-owned subsidiary will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly owned subsidiaries) (i) during an Extension Period, (ii) if there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture or
(iii) if PECO Energy shall be in default with respect to its payment obligations under any Guarantee. PECO Energy will also covenant (i) to maintain direct or indirect 100% ownership of the General Partner and will cause the General Partner to maintain 100% ownership of the general partner interests of PECO Energy Capital, (ii) to cause the General Partner to at all times maintain a "fair market net worth" of at least 10% of the total capital contributions (less redemptions) to PECO Energy Capital and to maintain general partner interests representing 3% of all interests in the capital, income, gain, loss, deduction and credit of PECO Energy Capital, (iii) to cause the General Partner to timely perform all of its duties as general partner of PECO Energy Capital (including the duty to pay Distributions on the Series C Preferred Securities), and (iv) to use its reasonable efforts to cause PECO Energy Capital to remain a limited partnership and otherwise continue to be treated as a partnership for federal income tax purposes.

     PECO Energy Capital may not waive compliance or waive any default in compliance by PECO Energy with any covenant or other term in the Indenture without the approval of the Special Representative or without the direction of the holders of 662/3% of the aggregate stated liquidation preference of the Preferred Securities.

Modification of the Indenture

     The Indenture contains provisions permitting PECO Energy and the Indenture Trustee, without the consent of the Special Representative or PECO Energy Capital, to modify the Indenture or any Supplemental Indenture: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Indenture regarding a successor to PECO Energy; (iii) to provide for uncertificated Subordinated Debentures in addition to or in place of certificated Subordinated Debentures; (iv) to make any other change that does not adversely affect the rights of any holder of the Subordinated Debentures;
(v) to comply with any requirement for qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and (vi) to set forth the terms and conditions of any series of Subordinated Debentures.

     The Indenture contains provisions permitting PECO Energy and the Indenture Trustee, with the consent of the Special Representative or PECO Energy Capital at the direction of the holders of not less than 662/3% of the aggregate stated liquidation preference of the Preferred Securities, to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debentures issued under the Indenture; provided that no such modification, without the consent of each holder of the Subordinated Debentures affected, may,
(i) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, the Subordinated Debentures, (ii) reduce the principal amount of, or premium or rate of interest, if any, on, the Subordinated Debentures, (iii) reduce the amount of principal of Subordinated Debentures payable upon acceleration of the maturity thereof, (iv) make the Subordinated Debentures payable in money or securities other than as stated in the Subordinated Debentures, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the Subordinated Debentures,
(vi) adversely change the redemption provisions of the Subordinated Debentures,
(vii) adversely affect the rights of the holders of the Subordinated Debentures with respect to subordination or (viii) reduce the principal amount of the holders of the Subordinated Debentures that must consent to an amendment of the Indenture.

Events of Default

     The following are Events of Default under the Indenture: (i) default for 10 days in payment of any interest on any series of the Subordinated Debentures (other than the payment of interest during an Extension Period); (ii) default in payment of principal of (or premium, if any, on) any Subordinated Debentures;
(iii) default for 60 days after notice in the performance of any other covenant or agreement in the Indenture or any series of Subordinated Debentures or (iv) certain events of bankruptcy, insolvency or reorganization of PECO Energy. In case an Event of Default under the Indenture shall occur and be continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of PECO Energy, in which case principal and interest on all of the Subordinated Debentures shall become immediately due and payable), the Indenture Trustee, PECO Energy Capital (as holder of the Subordinated Debentures) or the Special Representative may declare the principal of all the Subordinated Debentures to be due and payable. Under certain circumstances, a declaration of acceleration with respect to Subordinated Debentures may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of or interest on the Subordinated Debentures) may be waived only by the Special Representative or by PECO Energy Capital at the direction of the holders of 66 2/3% in aggregate stated liquidation preference of Preferred Securities.

     PECO Energy is required to furnish to the Indenture Trustee annually a statement as to the performance by PECO Energy of its obligations under the Indenture and as to any default in such performance.

Enforcement of Certain Rights of Holders of Preferred Securities

     The holders of the Preferred Securities will have the rights referred to under "Description of the Series C Preferred Securities--Voting Rights," including the right to appoint a Special Representative authorized to exercise the rights of PECO Energy Capital, as the holder of the Series C Subordinated Debentures, to declare the principal and interest on the Series C Subordinated Debentures due and payable and to enforce the obligations of PECO Energy under the Series C Subordinated Debentures and the Indenture directly against PECO Energy, without first proceeding against PECO Energy Capital or any other person or entity.

Consolidation, Merger, Sale or Conveyance

     The Indenture provides that PECO Energy may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to, any person, unless, among other things, (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture all of the obligations of PECO Energy under the Subordinated Debentures and the Indenture and (ii) immediately prior to and after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Defeasance and Discharge

     Under the terms of the Indenture, PECO Energy will be deemed to have paid and discharged the entire indebtedness of the Series C Subordinated Debentures if PECO Energy irrevocably deposits with the Indenture Trustee or other paying agent, in trust, (i) cash and/or (ii) United States Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Series C Subordinated Debentures then outstanding on the dates such payments are due in accordance with the terms of the Series C Subordinated Debentures.

Information Concerning the Indenture Trustee

     Subject to the provisions of the Indenture relating to its duties, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture, unless the Indenture Trustee receives security and indemnity reasonably satisfactory to it. Subject to such provision for indemnification, the holders of a majority in principal amount of the Subordinated Debentures then outstanding thereunder or the Special Representative will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee thereunder, or exercising any trust or power conferred on the Indenture Trustee.

     The Indenture contains limitations on the right of the Indenture Trustee, as a creditor of PECO Energy, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Indenture Trustee may be deemed to have a conflicting interest and may be required to resign as Indenture Trustee if at the time of default under the Indenture it is a creditor of PECO Energy.

     First Union National Bank, the Indenture Trustee, has from time to time engaged in transactions with, or performed services for, PECO Energy and its affiliates in the ordinary course of business and is the Trustee under PECO Energy's First and Refunding Mortgage, dated May 1, 1923.

                             UNITED STATES TAXATION

     In the opinion of Ballard Spahr Andrews & Ingersoll, special tax counsel to PECO Energy, the following are the material federal income tax consequences (and certain Pennsylvania tax considerations) of the ownership and disposition of Preferred Trust Receipts. Unless otherwise stated, this summary deals only with Preferred Trust Receipts held as capital assets by holders. It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Trust Receipts as a hedge against or which are hedged against currency risks or as a part of a straddle, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

     ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED TRUST RECEIPTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER LAWS.

Classification of PECO Energy Capital and the Trust

     In connection with the issuance of Preferred Trust Receipts, Ballard Spahr Andrews & Ingersoll will render its tax opinion to the effect that, under then current law and assuming full compliance with the terms of the Partnership Agreement and the Trust Agreement, (i) PECO Energy Capital will be classified for United States federal income tax purposes as a partnership and not as a business entity taxable as a corporation and (ii) the Trust will be classified as a grantor trust and not as a business entity taxable as a corporation.

     As a consequence, each holder of Preferred Trust Receipts (a "Securityholder") will be considered the owner of a pro rata portion of the Series C Preferred Securities held by the Trust. As a further consequence, each Securityholder will be required to include in gross income his pro rata share of the income accrued on the Series C Subordinated Debentures held by PECO Energy Capital and allocated by the Trust. Such income should not exceed Distributions received by the Securityholders on the Preferred Trust Receipts except in limited circumstances described under "--Potential Extension of Payment Period." No portion of such income will be eligible for the dividends received deduction.


Taxability of Distributions

     PECO Energy Capital will be required to include stated interest on the Series C Subordinated Debentures in its gross income as it accrues. Each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include his pro rata share of such interest income in his gross income. Actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash Distributions received by an initial Securityholder for any monthly interest period should equal the sum of the daily accruals of income for such interest period.

Potential Extension of Payment Period

     Under the terms of the Indenture, PECO Energy will be permitted to extend the interest payment period on the Series C Subordinated Debentures for up to 60 consecutive months. In the event that PECO Energy exercises this right, PECO Energy may not declare dividends on any of its capital stock during such Extension Period. PECO Energy currently believes that the extension of an interest payment period is unlikely. In the event that the interest payment period is extended, PECO Energy Capital will continue to accrue income, generally equal to the amount of the interest payment due at the end of the Extension Period, over the length of the Extension Period.

     During an Extension Period, PECO Energy Capital will be required to include original issue discount on the Series C Subordinated Debentures in its gross income as it accrues, in accordance with a constant yield method based on a compounding of interest. Each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include his pro rata share of such original issue discount in gross income. Accrued income will be allocated, but not distributed, to Securityholders of record on the 15th day of each calendar month. As a result, during an Extension Period, Securityholders will be required to include interest in gross income in advance of the receipt of cash, and any Securityholders who dispose of Preferred Trust Receipts prior to the record date for the payment of Distributions following such extended interest payment period will include interest in gross income but will not receive any cash related thereto from the Trust. The tax basis of a Series C Preferred Security will be increased by the amount of any interest that is included in income without a corresponding receipt of cash, and will be decreased again when and if such cash is subsequently received from PECO Energy and distributed by PECO Energy Capital and the Trust. The subsequent receipt or distribution of such cash will not be included in gross income.

Withdrawal of Series C Preferred Securities

     The receipt of Series C Preferred Securities by a Securityholder in exchange for Preferred Trust Receipts (and vice versa), at the option of the Securityholder, will not be a taxable event. The Securityholder's tax basis and holding period for the Series C Preferred Securities immediately after the exchange will equal the Securityholder's tax basis and holding period for the Preferred Trust Receipts (or Series C Preferred Securities, as applicable) surrendered in the exchange. Income earned from the Series C Preferred Securities will be reported annually to the Securityholder and to the Internal Revenue Service on Schedule K-1 and not on Form 1099.

Disposition of the Preferred Trust Receipts

     Gain or loss will be recognized on a sale, including for a redemption for cash, of Preferred Trust Receipts in an amount equal to the difference between the amount realized and the Securityholder's tax basis in his pro rata share of Series C Preferred Securities represented by such Preferred Trust Receipts. Gain or loss recognized by a Securityholder on the sale or exchange of Preferred Trust Receipts held for more than one year generally will be taxable as long-term capital gain or loss.

Pennsylvania and Philadelphia Personal Property Taxes

     In the opinion of Ballard Spahr Andrews & Ingersoll, the Preferred Trust Receipts are exempt from existing personal property taxes in Pennsylvania and Philadelphia.

United States Alien Holders

     For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or
(ii) a foreign corporation, partnership, estate or trust, in either case not subject to federal income tax on a net income basis in respect of a Series C Preferred Security.

     Under present federal income tax law, subject to the discussions below with respect to backup withholding, payments by the Trust or any of its paying agents to any United States Alien Holder will not be subject to the United States withholding tax provided that (i) the beneficial owner of the Preferred Trust Receipt does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PECO Energy, (ii) the beneficial owner of the Preferred Trust Receipt is not a controlled foreign corporation that is related to PECO Energy through stock ownership, and (iii) either (a) the beneficial owner of the Preferred Trust Receipt certifies to the Trust or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (b) the holder of the Preferred Trust Receipt is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Backup Withholding and Information Reporting

     In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of the Preferred Trust Receipts within the United States and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number.

     Payments of the proceeds from the sale by a United States Alien Holder of Preferred Trust Receipts made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for federal tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payment. Payments of the proceeds from the sale of Preferred Trust Receipts to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

Proposed Tax Law Changes

     In late 1995, President Clinton proposed certain tax law changes that would, among other things, generally deny interest deductions to corporate issuers if the debt instrument has a term exceeding 20 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. Because the term of the Series C Subordinated Debentures exceeds 20 years, this proposal, were it to become effective, would prevent PECO Energy from deducting interest on the Series C Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Clinton Administration renewed these proposals as part of its fiscal 1998 budget and would make them effective upon the date of first committee action. The revised proposals of the Clinton Administration would apply to debt instruments with terms exceeding 15 years. In the opinion of special tax counsel to PECO Energy and PECO Energy Capital, under current law, interest on the Series C Subordinated Debentures is deductible by PECO Energy. There can be no assurance, however, that such proposals, subsequent proposals or final legislation will not affect the ability of PECO Energy to deduct interest on the Series C Subordinated Debentures which in turn could give rise to a Tax Event and, accordingly, the General Partner's optional right to redeem the Series C Preferred Securities, as described under "Description of the Series C Preferred Securities--Special Event Redemptions."

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, PECO Energy and PECO Energy Capital have agreed to cause the Trust to sell to each of the Underwriters named below, and each of such Underwriters, for whom Smith Barney Inc. and Lehman Brothers Inc. are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Trust, the respective number of Preferred Trust Receipts set forth opposite its name below:


                                     Number of
       Underwriter             Preferred Trust Receipts
----------------------------   -------------------------
Smith Barney Inc.  .........
Lehman Brothers Inc.  ......





Total  .....................

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Preferred Trust Receipts offered hereby, if any are taken.

     The Underwriters propose to offer the Preferred Trust Receipts in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $____ per Preferred Trust Receipt, except that such concession will be $0.50 per Preferred Trust Receipt sold to certain institutions. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per Preferred Trust Receipt to certain brokers and dealers. After the Preferred Trust Receipts are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     Under the Underwriting Agreement, PECO Energy has agreed to pay to the Underwriters an underwriting commission of $______ per Preferred Trust Receipt, except that such commission will be $0.50 per Preferred Trust Receipt sold to certain institutions.

     Prior to this offering, there has been no public market for the Preferred Trust Receipts. Application has been made to list the Preferred Trust Receipts on the New York Stock Exchange. Trading of the Preferred Trust Receipts on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. In order to meet one of the requirements for listing the Preferred Trust Receipts on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Trust Receipts to a minimum of 400 beneficial owners. The Representatives have advised PECO Energy that they intend to make a market in the Preferred Trust Receipts prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Trust Receipts.

     PECO Energy and the PECO Energy Capital have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Preferred Trust Receipts ceases, as determined by the Representatives, or (ii) 30 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any Preferred Trust Receipts, Preferred Securities or any preferred stock or any other securities of PECO Energy which are substantially similar to the Preferred Trust Receipts or the Series C Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, without the prior written consent of the Representatives.

     PECO Energy and PECO Energy Capital have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Series C Preferred Securities and the Preferred Trust Receipts will be passed upon for PECO Energy Capital and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to PECO Energy Capital and the Trust. The validity of the Series C Guarantee and the Series C Subordinated Debentures will be passed upon on behalf of PECO Energy by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters will be passed upon on behalf of the Underwriters by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel to the Underwriters. Ballard Spahr Andrews & Ingersoll and Drinker Biddle & Reath LLP will rely on Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                             ACCOUNTING TREATMENT

     The financial statements of PECO Energy Capital will be consolidated with PECO Energy's financial statements, with the Series C Preferred Securities shown on PECO Energy's consolidated financial statements as "Company Obligated Manditorily Redeemable Preferred Securities of a Partnership, which holds Solely Subordinated Debentures of the Company." PECO Energy's financial statements will include a footnote that discloses, among other things, that the sole asset of PECO Energy Capital consists of Subordinated Debentures and will specify the principal amount, interest rate and maturity date of each series of Subordinated Debentures.

                                    EXPERTS

     The consolidated financial statements and schedule of PECO Energy incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1996. The consolidated financial statements and schedule audited by Coopers & Lybrand L.L.P. have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery or this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of such information.
                     -----------------------------------

                               TABLE OF CONTENTS

                                                 Page
                                                 -----
Available Information    .....................       4
Incorporation of Certain Documents by
  Reference  .................................       4
Risk Factors .................................       5
PECO Energy  .................................       7
PECO Energy Capital   ........................       7
The Trust ....................................       7
Coverage Ratios ..............................       8
Use of Proceeds ..............................       8
Description of the Preferred Trust Receipts .        8
Description of the Series C Preferred
  Securities .................................      13
Description of the Series C Guarantee   ......      18
Description of the Series C Subordinated
  Debentures and the Indenture ...............      20
United States Taxation   .....................      25
Underwriting .................................      28
Legal Matters   ..............................      29
Accounting Treatment  ........................      29
Experts   ....................................      29


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       -----------------  Trust Receipts

                              PECO Energy Capital
                                   Trust II

                              each representing a
                          ------ % Cumulative Monthly
                                Income Preferred
                               Security, Series C
                          of PECO Energy Capital, L.P.

                            guaranteed to the extent
                      PECO Energy Capital, L.P. has funds
                             as set forth herein by

                              PECO ENERGY COMPANY

                                     [LOGO]

                               Smith Barney Inc.
                                Lehman Brothers

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

     Expenses in connection with the issuance and distribution of the Securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

  Filing Fees - Securities and Exchange Commission  ......   $ 15,152
  Printing   .............................................     75,000
  New York Stock Exchange listing fees  ..................     30,000
  Legal fees and Blue Sky fees ...........................    165,000
  Accounting fees  .......................................     60,000
  Trustee fees and expenses ..............................     10,000
  Rating agencies fees and expenses  .....................     30,000
  Miscellaneous ..........................................     24,848
                                                             ---------
    Total ................................................   $410,000
                                                             =========

------------
*Estimated

Item 15. Indemnification of Directors and Officers.

     PECO Energy's Bylaws provide that PECO Energy is obligated to indemnify directors and officers and other persons designated by the Board of Directors against any liability including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) incurred in connection with any proceeding. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from PECO Energy of a personal benefit to which the recipient it not legally entitled.

     Section 518 of the Pennsylvania Business Corporation Law of 1988 provides that indemnification pursuant to a bylaw may be granted for any action taken or any failure to take any action, absent a court determination of willful misconduct or recklessness, and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law.

     Pursuant to the Pennsylvania Business Corporation Law of 1988, PECO Energy's Bylaws provide that directors generally will not be liable for monetary damages in any action whether brought by shareholders directly or in the right of PECO Energy or by third parties unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the Pennsylvania Business Corporation Law of 1988), and such failure constitutes self-dealing, willful misconduct or recklessness.

     PECO Energy has purchased directors' and officers' liability insurance.

     Pursuant to the Partnership Agreement, to the fullest extent permitted by applicable law, PECO Energy Capital shall indemnify and hold harmless the General Partner or any Special Representative, any affiliate of the General Partner or any Special Representative or any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of PECO Energy Capital or its affiliates (each, an "Indemnified Person") from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of PECO Energy Capital and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Partnership Agreement, except that no Indemnified Person shall be indemnified for any loss, claim or damage incurred by reason of the Indemnified Person's gross negligence, willful misconduct or fraud; provided, however, that any such indemnity shall be provided out of and to the extent of PECO Energy Capital's assets only, and no General Partner or limited partner (collectively, "Partners"), any affiliate of a Partner or any officers, directors, shareholders, partners, employees, representatives or agents of a Partner or its respective affiliates, or any employee or agent of PECO Energy

Capital or its affiliates or any Special Representative shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by PECO Energy Capital prior to the final disposition of such claim, demand, action, suit or proceeding pursuant to an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified.

     The Trust Agreement provides, to the fullest extent permitted by law, that the General Partner will indemnify and defend the Trustee and its directors, officers, employees and agents against, and hold each of them harmless from, any liability, costs and expenses (including reasonable attorneys' fees) that may arise out of or in connection with its acting as the Trustee under the Trust Agreement and the Preferred Trust Receipts, except for any liability arising out of negligence, bad faith or willful misconduct on the part of any such person or persons.

Item 16. Exhibits

Exhibit
Numbers                                                  Exhibit
---------  -----------------------------------------------------------------------------------------------------
 1-1       Form of Underwriting Agreement.
 3-1       Amended and Restated Articles of Incorporation of PECO Energy (incorporated by reference to
           PECO Energy's 1993 Annual Report on Form 10-K, File No. 1-1401).
 3-2       Bylaws of PECO Energy, adopted February 26, 1990 and amended January 24, 1994 (incorporated by reference to Exhibit 3-2 of PECO Energy's 1993 Annual Report on Form 10-K, File No. 1-1401).
 3-3       Certificate of Limited Partnership of PECO Energy Capital, L.P. (incorporated by reference to Reg-
           istration Statement Nos. 33-53785 and 33-53785-01).
 4-1       Amended and Restated Limited Partnership Agreement of PECO Energy Capital (incorporated by reference to Exhibit 10-7 of PECO Energy's 1994 Annual Report on Form 10-K, File No. 1-1401).
 4-2       Amendment No. 1 to Amended and Restated Limited Partnership Agreement of PECO Energy Capi-
           tal (incorporated by reference to Exhibit 10-8 of PECO Energy's 1995 Annual Report on Form 10-K,
           File No. 1-1401).
 4-3       Amendment No. 2 to Amended and Restated Limited Partnership Agreement of PECO Energy Capi-
           tal (incorporated by reference to Exhibit 10-9 of PECO Energy's 1995 Annual Report on Form 10-K,
           File No. 1-1401).
 4-4       Form of Action of General Partner creating Series C Preferred Securities.
 4-5       Form of Series C Preferred Security Certificate (included in Exhibit 4-1).
 4-6       Subordinated Debenture Indenture dated as of July 1, 1994 (incorporated by reference to Exhibit 4-5 of PECO Energy's 1994 Annual Report on Form 10-K, File No. 1-1401).
 4-7       Form of Series C Subordinated Debenture (included in Exhibit 4-9).
 4-8       First Supplemental Indenture to Subordinated Debenture Indenture, dated as of December 1, 1995
           (incorporated by reference to Exhibit 4-7 of PECO Energy's 1995 Annual Report on Form 10-K, File
           No. 1-1401).
 4-9       Form of Second Supplemental Indenture to Subordinated Debenture Indenture.
 4-10      Certificate of Trust for the Trust.
 4-11      Trust Agreement for the Trust.
 4-12      Form of Amended and Restated Trust Agreement for the Trust.
 4-13      Form of Payment and Guarantee Agreement.

Exhibit
Numbers                                                  Exhibit
---------  -----------------------------------------------------------------------------------------------------
 4-14      Form of Certificate Representing the Preferred Trust Receipts (included in Exhibit 4-12).
 5-1       Opinion of Ballard Spahr Andrews & Ingersoll relating to the legality of the Series C Subordinated
           Debentures and Series C Guarantee, including consent.
 5-2       Opinion of Richards, Layton & Finger, P.A. relating to the legality of the Preferred Trust Receipts and the Series C Preferred Securities, including consent.
 8         Opinion of Ballard Spahr Andrews & Ingersoll as to tax matters.
12-1       Computations of PECO Energy's Ratio of Earnings to Fixed Charges and Ratio of Earnings to Com-
           bined Fixed Charges and Preferred Stock Dividend Requirements for the years ended December 31,
           1992-1996 and for the three months ended March 31, 1996 and March 31, 1997 (incorporated by reference to Exhibits 12-1 and 12-2, respectively, of PECO Energy's 1996 Annual Report on Form
           10-K, File No. 1-1401 and PECO Energy's Quarterly Reports on Form 10-Q for the quarters ended
           March 31, 1996 and March 31, 1997).
13         PECO Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and
           Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (incorporated by reference,
           File No. 1-1401).
21         List of Subsidiaries of PECO Energy (incorporated by reference to Exhibit 21 of PECO Energy's
           1996 Annual Report on Form 10-K, File No. 1-1401).
23-1       Consent of Independent Accountants.
23-2       Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5-1).
23-3       Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5-2).
24         Powers of Attorney.
25         Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First Union National
           Bank, as Trustee under the Second Supplemental Indenture.


Item 17. Undertakings

     (1) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The Trust hereby undertakes to provide the underwriter at the closing specified in the underwriting agreement certificates in such dominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on May 23, 1997.

                                                PECO Energy Company


                                                    /s/ C.A. McNeill, Jr.
                                               By: ---------------------------

                                                   C.A. McNeill, Jr.
                                                   President and Chief Executive
   Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                                Date
---------------------------------   -------------------------------   -------------
/s/ J.F. Paquette, Jr.              Chairman of the Board and         May 23, 1997
 -----------------------------      Director
 J.F. Paquette, Jr.

 /s/ C.A. McNeill, Jr.              President, Chief Executive        May 23, 1997
 -----------------------------      Officer and Director
 C.A. McNeill, Jr.                  (Principal Executive Officer)

 /s/ K.G. Lawrence                  Senior Vice President-Finance     May 23, 1997
 -----------------------------      and Chief Financial Officer
 K.G. Lawrence                      (Principal Financial and
                                    Accounting Officer)

     This Registration Statement has also been signed by C.A. McNeill, Jr., Attorney-in-Fact, on behalf of the following Directors on the date indicated:

       Susan W. Catherwood    Kinnaird R. McKee
       M. Walter D'Alessio    Joseph J. McLaughlin
       G. Fred DiBona         John M. Palms
       R. Keith Elliott       Ronald Rubin
       Richard G. Gilmore     Robert Subin
       Richard H. Glanton
       James A. Hagen



      /s/ C.A. McNeill, Jr.
By: ---------------------------                      May 23, 1997
      C.A. McNEILL, JR.,
      ATTORNEY-IN-FACT

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Capital, L.P., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on May 23, 1997.
                                                PECO Energy Capital, L.P.

                                                By: PECO Energy Capital Corp.,
                                                    its general partner



                                                    /s/ J.B. Mitchell
                                                By: ---------------------------

                                                    J.B. Mitchell
                                                    President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                           Date
---------------------------------   -----------------------------   -------------
/s/ J.B. Mitchell                   President and Director          May 23, 1997
 -----------------------------      (Principal Executive Officer
 J.B. Mitchell                      and Principal Financial and
                                    Accounting Officer)

 /s/ K.G. Lawrence                  Director                        May 23, 1997
 -----------------------------
 K.G. Lawrence

 /s/ N.E. Descano                   Director                        May 23, 1997
 -----------------------------
 N.E. Descano

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, PECO Energy Capital Trust II, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on May 23, 1997.
                                                PECO Energy Capital Trust II


                                                By: PECO Energy Capital, L.P.,
                                                    as grantor

                                                By: PECO Energy Capital Corp.,
                                                    as general partner


                                                    /s/ J.B. Mitchell
                                                By: ---------------------------

                                                    J.B. Mitchell
                                                    President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                 Title                               Date
---------------------------------   ------------------------------   -------------
/s/ J.B. Mitchell                   (Principal Executive Officer     May 23, 1997
 -----------------------------      and Principal Financial and
 J.B. Mitchell                      Accounting Officer)

 /s/ K.G. Lawrence                  Director                         May 23, 1997
 -----------------------------
 K.G. Lawrence

 /s/ N.E. Descano                   Director                         May 23, 1997
 -----------------------------
 N.E. Descano